FIRST AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

Between

GOOD HARBOR FINANCIAL, LLC

and

FDO PARTNERS, LLC

THIS FIRST AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENTS is made and entered into as of February 18, 2016, by and between FDO Partners, LLC, a Massachusetts limited liability company located at 134 Mt. Auburn Street, Cambridge, MA 02138 (the “Sub-Adviser”), and Good Harbor Financial, LLC, a Delaware limited liability company located at 155 North Wacker Street, Suite 1850, Chicago, IL 60606 (the “Adviser”).

WHEREAS, the parties previously entered into an Investment Sub-Advisory Agreement between Sub-Adviser and the Adviser, dated as of May 28, 2014 (the “Agreement”);

WHEREAS, the Agreement continues in effect with respect to the Leland Currency Strategy Fund (the “Fund”) from year to year; provided, such continuance is approved at least annually before May 30th (“Expiration Date”) each year by vote of a majority of the outstanding voting securities of the Fund or by the Trustees of the Trust;

WHEREAS, the purpose of this Amendment is to designate a new Expiration Date for the Agreement in order to align its annual renewal with the investment advisory agreement between the Adviser and Northern Lights Fund Trust III;

NOW, THEREFORE, the parties hereto agree as follows:

1.	The Expiration Date in the Agreement is hereby amended to require annual approval to occur before May 16th each year, beginning in 2017.

2.	The parties acknowledge and agree that all provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

GOOD HARBOR FINANCIAL, LLC

By: /s/ David Boon

Name: David Boon

Title: CFO

FDO PARTNERS, LLC

By: /s/ Paul O’Connell

Name: Paul O’Connell

Title: President and Partner